Letter of Intent to Merge Companies


     This letter of intent is signed this 1st day of October, 1998 by and between Medisys Technologies, Inc., a publicly traded company duly incorporated under the laws of the State of Utah and doing business in the State of Louisiana and New Jersey, and Phillips Pharmatec Labs, Inc., a private and closely held corporation, duly incorporated under the laws of the State of Florida wherein it conducts its principal business operations.

     The purpose of this letter is to express the intention of the above parties to conclude an agreement of merger and/or acquisition whereby Phillips Pharmatec will become a division of and be owned and operated under the name and public umbrella of Medisys Technologies, subject to the following mutually agreed upon terms and conditions which are subject to future modification based on the continuing due diligence of the respective parties:

     Medisys will obtain a financing of between $3million and $5million dollars. The companies will be equally valued for the purposes of this transaction. The funds will be divided in equal shares between the two divisions of the
  Company, which are contemplated to be "the medical products division" and the "contract manufacturing division".
     Each division of the Company will have the same number of representatives on the Board of Directors which is contemplated to consist of at least 9 members, including 3 from each division of the Company and 3 fully independent directors.
     Each division of the Company will maintain its own independent management team, with oversight by the Board of Directors.
     Medisys and Pharmatec will each bear their own costs of the merger/acquisition.
    All corporate debt will be converted to equity at financing under the same terms and conditions of the financing
    All terms are contingent on funding within 90 days of this agreement.



By:_____________________________        By:________________________________
Brett J. Phillips, President                Kerry M. Frey, President/COO
For:  Phillips Pharmatec Labs, Inc.         For:  Medisys Technologies, Inc.